March 29, 2002

Mr. Anthony Sanfilippo

Dear Tony:

Knight Trading Group, Inc. (“Knight”) is pleased to ask you to serve as its Interim Chief Executive Officer on the following terms (the “Agreement”):

1.    Duties.    You will serve as the Interim Chief Executive Officer (“CEO”) or such other position or positions as may be agreed in writing between you and Knight and shall perform such duties, services, and responsibilities incident to such position or positions as determined from time to time by the Board of Directors of Knight (the “Board”). You shall devote your full business time, attention, and skill to the performance of such duties, services and responsibilities, and will use your best efforts to promote the interests of Knight. You shall not, without the prior written approval of the Board, engage in any other business activity which would interfere with the performance of your duties, services and responsibilities hereunder or which is in violation of policies established from time to time by Knight.

2.    Compensation and Benefits.    You shall receive the following compensation and benefits:

a.
Annual base salary for 2002 to be paid at a rate of $750,000, pro-rated from February 1, 2002. The base salary shall be payable as current salary, in installments, not less frequently than monthly. In the event you are not selected as the permanent CEO but you remain employed by Knight in another capacity during 2002, you will continue to receive this annual base salary for the duration of 2002.

b.
In addition to your 2002 annual base salary, for services performed during 2002 or, upon termination of your employment from Knight or an affiliated entity, you will receive incentive compensation in accordance with the following schedule

EPS / ROE	% Target Comp	Incentive Compensation
$1.50 / 22.4%	150%	$10.5 million
$1.25 / 18.6%	125%	$8.625 million
$1.00 / 14.9%	100%	$6.750 million
$0.75 / 11.2%	75%	$4.875 million
$0.62 / 9.2%	62%	$3.9 million
$0.50 / 7.5%	50%	$3. million
Less than .$.50	0%	$2.5 million

based on the Johnson Associates, Inc. “Knight Interim CEO Compensation Directions, draft dated January 4, 2002” (which included salary in the formula compensation it reflects). Such incentive compensation amount will be paid in accordance with Section c below. In the event that prior to December 31, 2002 you (i) are terminated with Cause; (ii) leave voluntarily from the firm; or (iii) refuse to accept an offer of employment with the firm in a position commensurate with your pre-CEO position, you will not receive the aforementioned incentive compensation.

c.
Of the aforementioned minimum $2,500,000 incentive compensation, $1,050,000 will be in the form of stock options and restricted stock to be granted as permissible under the Knight Executive Incentive Plan and promptly following your execution of this letter. If any other additional amounts are paid as incentive compensation, the proportion of such compensation to be paid in cash, stock options and restricted stock shall be in accordance with the Knight Executive Incentive Plan. Such stock options and restricted stock shall fully vest upon the earlier of (i) December 31, 2002, or (ii) upon termination pursuant to Section 4 a, b, or c below. The cash portion of the incentive compensation shall be paid at the time 2002 bonuses for other members of senior management shall be paid. Provided you are employed by Knight on December 31, 2002 or, if your employment is terminated earlier than December 31, 2002 pursuant to Section 4 a, b, or c below, you shall be entitled to receive the cash portion of the incentive compensation even if you are no longer an employee of Knight at the time the bonuses are paid.

d.
You shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by you in performing services hereunder, including all reasonable expenses of travel and living while away from home, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by Knight.

e.
You shall be entitled to the number of vacation days, and to compensation in respect of earned but unused vacation days, determined in accordance with Knight’s vacation program. You shall also be entitled to all paid holidays given by Knight to its employees.

f.
You shall be entitled to participate in all of Knight’s employee benefit plans and programs in effect during the Term as would by their terms be applicable to you, including, without limitation, any pension and retirement plan, supplemental pension and retirement plan, deferred compensation plan, incentive plan, stock option plan, life insurance plan, medical insurance plan, dental care plan, accidental death and disability plan, and vacation, sick leave or personal leave program. After you become employed, Knight shall not make any changes in such plans or programs that would adversely affect your benefits thereunder, unless such change occurs pursuant to a program applicable to other senior management employees of Knight and does not result in a proportionately greater reduction in your rights or benefits as compared with other senior management employees of Knight. Except as otherwise specifically provided herein, nothing paid to you under any plan or program presently in effect or made available in the future shall be in lieu of the base salary or any incentive compensation payable under Sections 2(a), 2(b), 2(c) and 2(d) hereof. Notwithstanding the foregoing, upon your termination of employment with Knight, Knight agrees to assign ownership to you of the key-man life insurance policy which has previously been purchased on your life.

3.    Term.    The term of this Agreement shall be for the period commencing on February 1, 2002 and expiring December 31, 2002. Notwithstanding the foregoing, this Agreement shall expire sooner if one of the events described in Section 4 of this Agreement has occurred.

4.    Termination.    This Agreement, and your employment as Interim CEO, shall terminate upon the occurrence of any one of the following:

a.	your death or Disability;

b.	the mutual agreement of you and Knight;

c.	the termination without Cause by Knight’s unilateral action;

d.	the termination with Cause by Knight’s unilateral action; or

e.	the termination by you.

For purposes hereof, “Cause” shall mean:

(i)	deliberate or intentional failure by you to perform your material duties hereunder (other than due to Disability);

(ii)	an intentional act of fraud, embezzlement, theft or any other material violation of law;

(iii)	intentional wrongful damage to material assets of Knight;

(iv)	intentional wrongful disclosure of material confidential information of Knight;

(v)	intentional wrongful engagement in any competitive activity which would constitute a breach of this Agreement and/or of your duty of loyalty; or

(vi)	intentional breach of any material employment policy of Knight.

No act, or failure to act, on your part shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in, or not opposed to, the best interest of Knight. Failure to meet performance standards or objectives of Knight shall not constitute Cause for purposes hereof.

For purposes hereof, “Disability” shall mean a disability of such a nature as to render you incapable of performing your duties for a period of indefinite duration because of physical or mental impairment. Such disability shall be determined based upon the competent medical opinion of a physician or clinic selected by both you and Knight.

5.    Severance.    If the Agreement terminates pursuant to 4 a, b or c above, Knight shall pay you in a lump sum $500,000 provided you agree to sign a separation agreement and release, including, without limitation, a non-solicitation agreement, in a form acceptable to Knight. In addition, you shall have the choice, upon termination pursuant to Section 4 a, b, or c above (i) to keep the options granted pursuant to Section 2 above (which shall be exercisable for three years from such termination) and restricted stock or (ii) to receive as cash the present value of the options and restricted stock at the time of termination, such valuation shall be determined in accordance with Knight’s usual practice.

6.    Non-Compete.

a.
You agree that in the event you leave the position of Interim CEO voluntarily, you will not, for the period until December 31, 2002, directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected in any manner, including but not limited to holding the positions of shareholder, director, officer, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise (defined below), provided, however, that you may invest in stocks, bonds, or other securities are listed on any national securities exchange or are registered under Section 12(g) of the Securities Exchange Act of 1934, and (ii) your investment does not exceed, in the case of any class of the capital stock of any one issuer, one percent of the issued and outstanding shares, or in the case of bonds or other securities, one percent of the aggregate principal amount thereof issued and outstanding.

b.
The term “Competing Enterprise” shall mean any person, corporation, partnership or other entity that is engaged in the business of operating a wholesale over-the-counter market maker business or a third market broker-dealer business.

7.    Confidential Information.    During the Term and at all times thereafter, you shall not, without the prior written consent of Knight (except as may be required in connection with any judicial or administrative proceeding or inquiry) disclose to any person, other than an officer or director of Knight or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance of your duties hereunder, any Confidential Information obtained by you while consulting with Knight with respect to its business, assets or operations, including, but not limited to, Confidential Information relating to the properties, accounts, books, records, supplies, trade secrets and contracts of Knight. As used herein, “Confidential Information” shall be deemed to include all information and documents (including this Agreement) disclosed by Knight to you in connection with or for the purposes of this Agreement, together with all analyses, compilations, forecasts, studies or other documents prepared by you to the extent such materials contain or otherwise reflect such information. “Confidential Information” does not include any information which (a) at the time of disclosure or thereafter is generally available to and known by the public or (b) was lawfully in your possession without any restriction on use or disclosure prior to its disclosure hereunder or (c) was or becomes available to you from a source other than Knight; provided that you did not know such source disclosed such information to you in violation of a confidentiality obligation. If you are compelled to disclose Confidential Information pursuant to subpoena, summons, order or other judicial, governmental or regulatory process, you may do so provided that you provide prompt notice of any such subpoena, summons, order or other process to Knight.

8.    Intellectual Property.    You agree that all inventions, improvements, discoveries, computer software, patents, trade concepts, copyrightable materials made, conceived or developed by you during the Term, in respect of the business of Knight either singly or in collaboration with others, and all results and proceeds of your services hereunder (such property collectively referred to herein as “Works”) shall be within the scope of your services hereunder as “works-made-for-hire”, and Knight shall be the author thereof and all such Works shall be the sole and exclusive property of Knight. If, and to the extent that, any such Works are ultimately determined by a court of competent jurisdiction not be “works-made-for-hire”, such Works shall be and hereby are assigned exclusively and irrevocably to Knight by you. The foregoing assignment is universal and includes the full term of copyright and of any renewals, extensions or reversions of copyright now or hereafter provided or, where no copyright law is applicable, and with respect to patents, trademarks and tradenames, in perpetuity. Knight shall have the sole and exclusive right throughout the universe, to be exercised in its sole discretion, to sell, use, license and otherwise exploit all such Works in any manner, method or medium, whether now known or hereafter devised. All rights granted or agreed to be granted by you to Knight hereunder in connection with all such Works shall vest in Knight immediately and shall remain vested in Knight.

9.    Return of Documents.    Upon termination of this agreement for any reason, you agree to return all documents and other property provided to you or prepared by you during your employment with Knight, including, but not limited to, contracts, agreements, software, customer lists, business plans, books, records, notes and all copies thereof.

10.    Indemnification.    Knight shall indemnify and hold you harmless to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, (joint or several), expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, suits, or proceedings, whether civil, criminal, administrative or investigate, in which you may be involved, or threatened to be involved as a party or otherwise, arising out of or incidental to the formation, business, or activities of or relating to Knight in your capacity as an employee, officer, member or representative of Knight, regardless of whether you continue to be an employee, officer, member or representative at the time any such liability or expense is paid or incurred; provided, however, that this provision shall not eliminate or limit your liability (i) for any breach of your duty of loyalty to Knight or its members, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which you received any improper personal benefit and (iv) for any breach of any provision of this Agreement.

11.    Notice.    For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to Knight shall be directed to the Secretary of Knight, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

12.    Miscellaneous.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge shall be agreed to in writing and signed by you and by a duly authorized officer of Knight. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey. The obligations under paragraphs 5, 6, 7, 8, 9 and 10 shall survive the expiration of this Agreement or the termination of employment. In the event the Executive’s employment with the Corporation terminates for any reason, the Executive shall not be obligated to seek other employment following such termination and there shall be no offset of the payments or benefits set forth herein.

13.    Successors; Binding Agreement.    Knight shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Knight to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Knight or its affiliates would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean Knight as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. No right or interest to, or in, any payments shall be assignable by you; provided, however, that this provision shall not preclude you from designating in writing one or more beneficiaries to receive any amount that may be payable after your death and shall not preclude the legal representative of your estate from assigning any right hereunder to the person or persons entitled thereto. If you should die while any amounts would still be payable to you hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to your written designee or, if there be no such designee, to your estate. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14.    Validity.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

If you agree that this letter sets forth our agreement on the subject matter hereof, please sign and return to Knight the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

/S/ ROBERT I. TURNER
Name: Robert I. Turner
Title:	Executive Vice President and Chief Financial Officer

Agreed to this 29th day of March 2002

/S/ ANTHONY M. SANFILIPPO
Name: Anthony M. Sanfilippo